SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM N-8A
                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940
                           --------------------------

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                  DECS TRUST X
                                  ------------
                                      Name

                          c/o Salomon Smith Barney Inc.
                              388 Greenwich Street
                            New York, New York 10013
                     (No. and Street, City, State, Zip Code)

              Telephone Number, including Area Code: (212) 816-6000

                Name and address of agent for service of process:

                                 Alan M. Rifkin
                            Salomon Smith Barney Inc.
                              390 Greenwich Street
                            New York, New York 10013
                           --------------------------

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES   [X]                          NO   [  ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the trustee of the registrant has duly caused this notification of registration to be duly signed on behalf of the registrant in the City of New York, State of New York, on the 10th day of October, 2002.

                                             DECS TRUST X


                                             By:  /s/ Donald J. Puglisi
                                                  ------------------------------
                                                  Donald J. Puglisi,
                                                  Trustee

Attest:

Sworn to before me this 10th day of October, 2002

     /s/ Greg F. Lavelle
     -------------------------------
     Greg F. Lavelle
     Notary Public